Exhibit 10.41

ENPHASE ENERGY

August 6, 2012

VIA HAND DELIVERY

Sanjeev Kumar

Enphase Energy, Inc.

1420 N. McDowell Boulevard

Petaluma, CA 94954

Re:	Separation Agreement

Dear Sanjeev:

As discussed, you and Enphase Energy, Inc. (the “Company”) have mutually decided to end your employment relationship with the Company. This letter sets forth the terms of the separation agreement (the “Agreement”) that you and the Company have discussed and agreed upon in order to aid in your employment transition.

1. Separation Date. You will remain employed with the Company in your current position, on the terms and conditions described herein, until November 15, 2012 (the “Employment Termination Date”). By mutual written agreement, you and the Company may subsequently agree to change the Employment Termination Date to an earlier or later date. If the Company hires a new Chief Financial Officer prior to the date specified herein, that person may be appointed to the Chief Financial Officer position but you will remain an employee of the Company until the Employment Termination Date unless otherwise agreed in writing between the Company and you. Your final date of employment is referred to herein as your “Separation Date.”

2. Transition Period. From the date of this Agreement through the Separation Date (the “Transition Period”), you will continue in your capacity as Chief Financial Officer (unless a new Chief Financial Officer is appointed), you will continue to perform your assigned duties to the best of your abilities, and you will continue to abide by all Company policies and procedures and any agreements between you and the Company. In light of your commitment to continue in your capacity as Chief Financial Officer through the Transition Period, the Company will immediately increase your annualized base salary from $225,000.00 to $275,000.00 retroactive to January 1, 2012. During the Transition Period, you will be paid your adjusted base salary and you will continue to be eligible to participate in the Company’s employee benefit plans pursuant to the terms of those plans.

3. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation and floating holidays earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

Sanjeev Kumar

August 6, 2012

4. Severance Benefits. Although the Company has no plan, program or agreement requiring it to offer you severance benefits in this situation, if: (i) you timely sign and abide by the terms of this Agreement, and allow the releases contained herein to become effective, and (ii) on or within 21 days after the Separation Date, you execute and return to the Company the Employee Agreement and Release attached hereto as Exhibit A (the “Release”), and allow the releases contained in the Release to become effective; then the Company will provide you with the following severance benefits:

(a) Severance Payment. The Company will pay you a single lump sum severance payment in the amount of $168,750.00, subject to payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid to you on the first regular payday following the Release Effective Date (as defined in the Release).

(b) COBRA Payments.

(i) If you timely elect continued coverage under COBRA, then the Company will reimburse you for your COBRA premiums necessary to continue your current health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) for nine months after the Separation Date (the “COBRA Premium Period”); provided, however, that the Company will cease to reimburse your for the COBRA Premiums if: (a) you become eligible for group health insurance coverage through a new employer, or (b) you cease to be eligible for COBRA continuation coverage. If you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing.

(ii) Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot reimburse your for the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each month, a fully taxable cash payment equal to the amount of the monthly COBRA premium you would be required to pay to continue your group health coverage (including coverage for any covered dependents) (such amount, the “Special Cash Payment”), for a number of months equal to the lesser of (1) the duration of the period in which you and your eligible dependents are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (2) the number of months remaining in the COBRA Premium Period. In the event the Company opts for the Special Cash Payments, you could use, but would not be obligated to use, the Special Cash Payments toward the cost of COBRA premiums.

(c) Equity. Your “Equity” consists of the following outstanding stock options held by you: (i) an option to purchase 226,651 shares of Common Stock granted on January 15, 2010 with an exercise price of $0.6356 per share; and (ii) an option to purchase

Sanjeev Kumar

August 6, 2012

66,367 shares of Common Stock granted on July 15, 2010 with an exercise price of $1.6344 per share (with such option numbers and exercise prices reflecting the Company’s 1-for-9.08 reverse stock split effected in March 2012). You hold no other stock options or other equity securities of the Company. Vesting of your Equity will cease as of the Separation Date; provided, however, that as part of this Agreement, the Company will accelerate the vesting of the Equity such that the options which otherwise would have vested in the three months after the Separation Date had you continued your employment shall be deemed vested as of the Separation Date. Except as expressly modified herein, the Equity will continue to be governed by the terms of the applicable equity documents.

(d) 2012 Performance Bonus Program. You will become eligible to receive a bonus pursuant to the 2012 cash performance bonus program adopted by the Compensation Committee of the Board and described in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 17, 2012 (the “2012 Performance Bonus Program”). Your target bonus opportunity will be 50% of your 2012 adjusted base salary and will be determined based solely upon achievement of the Company’s corporate goals (not based on any individual or department goals). Your eligibility to receive a bonus under the 2012 Performance Bonus Program would normally terminate after the Separation Date, since you would no longer be employed by the Company. Nevertheless, and as a further severance benefit, after the Separation Date, you will remain eligible to participate in the 2012 Performance Bonus Program to the same extent as other executive employees of the Company, provided that any bonus which you may be awarded under the 2012 Performance Bonus Plan will be pro-rated based on the length of your 2012 service to the Company and you will be treated the same as other executive officers with regard to determinations of bonuses based on achievement of the Company’s corporate goals. Whether or not any bonus is paid to executive officers in any year is within the discretion of the Compensation Committee. Any bonus payable to you under the 2012 Performance Bonus Program will be paid, subject to applicable payroll deductions and withholdings, on or within ten (10) business days after the date active eligible executive officers are paid their bonuses under the 2012 Performance Bonus Program.

(e) Section 409A Compliance. It is intended that the Severance Payment be exempt from Section 409A of the Internal Revenue Code under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and will be implemented and construed in accordance therewith to the greatest extent permitted under applicable law.

5. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

6. Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement

Sanjeev Kumar

August 6, 2012

reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. Return of Company Property. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

8. Proprietary Information Obligations. You acknowledge and reaffirm your obligations under your signed Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Exhibit B for your reference.

9. Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its directors and officers not to disparage you in any manner likely to be harmful to your business or personal reputation; provided that all parties may respond accurately and fully to any request for information if required by legal process.

10. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion ) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

11. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

Sanjeev Kumar

August 6, 2012

12. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

Sanjeev Kumar

August 6, 2012

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s CEO); and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.

(e) Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

14. Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in

Sanjeev Kumar

August 6, 2012

this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and scanned image copies of signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days after your receipt of this Agreement, and then send me the fully signed Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

ENPHASE ENERGY

By:	/s/ Paul Nahi
Paul Nahi
President and Chief Executive Officer

Exhibit A – Employee Agreement and Release

Exhibit B – Employee Proprietary Information and Inventions Agreement

UNDERSTOOD AND AGREED:

/s/ Sanjeev Kumar
Sanjeev Kumar

August 6, 2012
Date

EXHIBIT A

EMPLOYEE AGREEMENT AND RELEASE

(To be signed on or within twenty-one (21) days after Separation Date.)

In consideration for the severance benefits provided to me by Enphase Energy, Inc. (the “Company”) pursuant to my letter separation agreement with the Company dated August 6, 2012 (the “Agreement”), I agree to the terms below.

I hereby confirm that: I have been paid all compensation owed for all hours worked by me for the Company; I have received all leave and leave benefits and protections for which I was eligible (pursuant to the Family and Medical Leave Act or otherwise) in connection with my work with the Company; and I have not suffered any injury or illness in connection with my work with the Company for which I have not already filed a claim.

I hereby release the Company, its current and past parents, subsidiaries, successors, predecessors, and affiliates, and each of such entities’ current and past officers, directors, agents, servants, employees, partners, members, managers, attorneys, shareholders, successors, and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Employee Agreement and Release (the “Release”).

This release of claims includes, but is not limited to, a release of: (a) all claims directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; (b) all claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, commissions, stock, stock options, or any other ownership or equity interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation or benefit; (c) claims for breach of contract, wrongful termination, or breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for negligence, fraud, defamation, intentional and negligent infliction of emotional distress, and/or physical injuries; and (e) all federal, state, and local statutory claims or causes of action in any jurisdiction, including but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Fair Employment and Housing Act (as amended), and/or the California Labor Code.

Notwithstanding the foregoing, excluded from this release are: (i) any rights I have under the Agreement; (ii) any rights to indemnification I may have pursuant to any written indemnification agreement to which I am a party or of which I am a third party beneficiary, or under applicable law; or (iii) any rights or claims that cannot be waived as a matter of law. I am waiving, however, my right to any monetary recovery should any governmental agency or entity pursue any claims on my behalf.

A-1

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “Release ADEA Waiver”), and that the consideration given for the Release ADEA Waiver in this paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my Release ADEA Waiver does not apply to any rights or claims that may arise after the date that I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (iv) I have seven (7) days following the date I sign this Release to revoke the Release ADEA Waiver (by providing written notice of my revocation to the Company’s CEO); and (v) the Release ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by me provided that I do not revoke it (the “Release Effective Date”).

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

This Release, together with the Agreement (including all exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

By:
Sanjeev Kumar

Date:

A-2

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

B-1